                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                                    AXT, INC.

                        ADOPTS STOCKHOLDERS' RIGHTS PLAN

      Fremont, CA - May 4, 2001 - AXT, Inc. (NASDAQ: AXTI), a leader in the design, development, manufacture and distribution of high-performance compound semiconductor substrates, as well as opto-electronic semiconductor devices such as high-brightness light emitting diodes and vertical cavity surface emitting lasers, announced today that its Board of Directors has adopted a Preferred Stock Purchase Rights Plan designed to enable all AXT stockholders to realize the full value of their investment and to provide for fair and equal treatment for all AXT stockholders in the event that an unsolicited attempt is made to acquire AXT. The adoption of the Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of AXT without paying all stockholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire AXT. The Board is not aware of any such effort.

      Under the plan, stockholders will receive one Right to purchase one one-thousandth of a share of a new series of Preferred Stock for each outstanding share of AXT Common Stock held of record at the close of business on May 30, 2001.

      The Rights, which will initially trade with the Common Stock, become exercisable to purchase one one-thousandth of a share of the new Preferred Stock, at $131.00 per Right, when someone acquires 15 percent or more of AXT's Common Stock or announces a tender offer which could result in such person owning 15 percent or more of the Common Stock. Each one one-thousandth of a share of the new Preferred Stock has terms designed to make it substantially the economic equivalent of one share of Common Stock. Prior to someone acquiring 15 percent, the Rights can be redeemed for $.001 each by action of the Board. Under certain circumstances, if someone acquires 15 percent or more of the Common Stock, the Rights permit AXT stockholders other than the acquiror to purchase AXT Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of AXT Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit purchase of the Common Stock of an acquiror at a 50 percent discount. Rights held by the acquiror will become null and void in both cases.

      The Rights expire on April 24, 2011. The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on May 30, 2001.

   ABOUT AXT, INC.

      AXT designs, develops, manufactures and markets high-performance compound substrates for the fiber optics and communications industries. The company's proprietary Vertical Gradient Freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. AXT is also a leading producer of light-emitting diodes (LEDs), such as blue, cyan and green LEDs, for the display and lighting industries, and vertical cavity surface emitting lasers (VCSELs) for the fiber optics industry and diodes for laser pointers. For more information, see AXT's website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, including statements related to the future growth of the company and in the price of its common stock. Further information on the factors and risks that could affect AXT's business, financial condition and results of operations, are contained in AXT's Annual Report on Form 10-K and most recent report on Form 10-Q, which are available at www.sec.gov.